EXHIBIT 97
HASBRO, INC.
CLAWBACK POLICY
1.Purpose. This Clawback Policy (this “Policy”) is adopted by Hasbro, Inc., a Rhode Island corporation (the “Company”), as of August 4, 2023, effective December 1, 2023, as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable NASDAQ Stock Market listing standards (collectively, the “Recovery Rules”). The purpose of this Policy is to comply with the Company’s obligations under the Recovery Rules to recover certain incentive compensation in the event of an Accounting Restatement (as defined below) and sets forth certain other clawback and recoupment policies of the Company.
2.Administration. This Policy shall be administered by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Compensation Committee”). The Compensation Committee shall have the full power and authority to interpret, and make determinations under, this Policy. All determinations and decisions made by the Compensation Committee pursuant to this Policy shall be final, conclusive and binding on all persons, including each member of the Company Group (as defined below), its respective affiliates, stockholders and employees. In the absence of the Compensation Committee, a majority of the independent directors serving on the Board shall administer this Policy as set forth in this paragraph.
3.Definitions. As used in this Policy, the following definitions shall apply:
“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement (or any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years); provided, however, that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be considered a completed fiscal year for purposes of this Policy. The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board, a committee of Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court of competent jurisdiction, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement; provided that the recovery of Excess Incentive Compensation pursuant to this Policy as a result of this clause (ii) shall only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.
“Company Group” means the Company, collectively with each of its direct and indirect subsidiaries.
“Excess Incentive Compensation” means (i) the amount of Incentive Compensation received by a Covered Officer or Participating Employee, as the case may be, from any member of the Company Group in excess of the amount that would have been received had it been determined based on the restated amounts and (ii) any other compensation that is computed based on, or otherwise attributable to, the amounts described in clause (i), in each case, as determined by the Compensation Committee in accordance with the Recovery Rules. The amount of Excess Incentive Compensation shall be determined on a gross basis without regard to any taxes owed or paid by the Covered Person or Participating Employee, as the case may be, on the receipt or settlement of the Incentive Compensation. For Incentive Compensation based on stock price or total shareholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received. For the avoidance of doubt, Excess Incentive Compensation may include Incentive Compensation received by a person after such person ceases to be an Executive Officer or Participating Employee, as the case may be.
“Financial Reporting Measures” means measures that are determined in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived in whole or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.
“Incentive Compensation” means any compensation that is granted, earned or becomes vested, in whole or in part, upon the attainment of a Financial Reporting Measure and as identified by the Compensation Committee in accordance with the Recovery Rules. Except as otherwise determined by the Compensation Committee or as set forth herein, Incentive Compensation shall not include the following: (i) salaries; (ii) amounts received solely at the discretion of the Compensation Committee or the Board and that are not received from a pool that is determined by satisfying a Financial Reporting Measure performance goal; (iii) amounts received solely upon satisfying one or more subjective standards; (iv) amounts received solely upon satisfying one or more strategic measures or operational measures; and (v) amounts received solely based on service or the passage of time. Incentive Compensation shall be considered to be “received” by a person in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is achieved or attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal period.
4.Recovery of Excess Incentive Compensation from Covered Persons. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Company will seek to promptly recover the amount of any Excess Incentive Compensation received from the Company Group by any current or former executive officer of the Company (as determined by the Compensation Committee in accordance with the definition of executive officer set forth in Rule 10D-1 and the Recovery Rules) (a “Covered Person”), during the Applicable Period and such Covered Person shall be required to forfeit or repay the Excess Incentive Compensation within 90 days following the date such Covered Person is informed that such Covered Person has received Excess Incentive Compensation from the Company Group. Notwithstanding anything herein to the contrary, as used herein, the following shall not constitute an Accounting Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other change in capital structure.
5.Recovery of Excess Incentive Compensation from Participating Employees. In addition to (and without limiting) the provisions of Section 4 above, in the event the Company is required to prepare an Accounting Restatement, the Company will use reasonable efforts to recover from any current or former employee of the Company who is not a Covered Person but who is described by the following sentence and who received Incentive Compensation from the Company during the Applicable Period (each a “Participating Employee”), the Excess Incentive Compensation. This Section 5 will apply to any current or former employee of the Company Group who the Board (or a duly established committee thereof), in its sole discretion, determines committed any act or omission that contributed to the circumstances requiring the Accounting Restatement and which involved any of the following: (i) negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of the current or former employee’s employment by, or otherwise in connection with, the Company; or (ii) a breach of a fiduciary duty to the Company or its shareholders.
6.Additional Clawback Events. In addition to (and without limiting) the provisions of Sections 4 and 5 above, in the event that the Board (or a duly established committee thereof), in its sole discretion, determines that a Covered Person’s or a Participating Employee’s act or omission that contributed to the circumstances requiring the Accounting Restatement involved any of the following: (i) willful, knowing or intentional misconduct or a willful, knowing or intentional violation of any of the Company’s rules or any applicable legal or regulatory requirements in the course of the Covered Person’s or the Participating Employee’s employment by, or otherwise in connection with, the Company Group or (ii) fraud in the course of the Covered Person’s or the Participating Employee’s employment by, or otherwise in connection with, the Company Group, then in each such case, the Company will use reasonable efforts to recover from such Covered Person or Participating Employee, up to 100% (as determined by the Board or Compensation Committee in its sole discretion as appropriate based on the conduct involved) of Incentive Compensation as well as any other time-based equity awards, stock options or bonus compensation received from the Company during the Applicable Period in addition to any Excess Incentive Compensation recovered pursuant to Section 4 or 5.
7.Method of Recoupment. The Compensation Committee shall determine, in its sole discretion, the timing and method for promptly recouping Excess Incentive Compensation, which may include without limitation (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, and (iii) any other method authorized by applicable law or contract. Subject to compliance with applicable law, the Compensation Committee may affect recovery under this Policy from any amount otherwise payable to the Covered Person or Participating Employee, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Person or Participating Employee.

The Company is authorized and directed pursuant to this Policy to recoup Excess Incentive Compensation in compliance with this Policy unless, solely with respect to recovery under Section 4, the Compensation Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural requirements:
•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on expense of enforcement, the Compensation Committee must make a reasonable attempt to recover such Excess Incentive Compensation, document such reasonable attempt(s) to recover and, if required, provide that documentation to Nasdaq;
•Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law of the issuer, the Compensation Committee must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Nasdaq listing standards; or
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
8.Effective Date; Retroactive Application. This Policy replaces the Company’s previous clawback policy dated October 2012. The terms of this Policy shall apply to any Incentive Compensation that is received by Covered Persons or Participating Employees on or after October 2, 2023 (the “Effective Date”), even if such Incentive Compensation was approved, awarded, granted or paid to Covered Persons or Participating Employees prior to the Effective Date. Without limiting the generality of Section 7 hereof, and subject to applicable law, the Compensation Committee may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Person or Participating Employee prior to, on or after the Effective Date.
9.Amendment. The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.
10.Other Recoupment Rights; Company Claims. The Company intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Failure by a Covered Person or Participating Employee to execute a Clawback Policy Acknowledgement shall have no impact on the applicability or enforceability of this

Policy. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Person or Participating Employee arising out of or resulting from any actions or omissions by the Covered Person or Participating Employee.
11.Successors. This Policy shall be binding and enforceable against all Covered Persons, Participating Employees and their respective beneficiaries, heirs, executors, administrators or other legal representatives.
12.Governing Law. This Policy shall be governed and construed in accordance with the laws of Rhode Island without regard to conflicts of law thereof or any other jurisdiction.